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Genetronics Reports Third Quarter 2004 Financial Results

SAN DIEGO, CA – November 15, 2004 – Genetronics Biomedical Corporation (AMEX: GEB) today reported financial results for the quarter and nine months ended September 30, 2004.

Revenue in the third quarter of 2004 was $455,157, compared to revenue of $22,311 for the third quarter of 2003. Revenue for the nine months ended September 30, 2004 was $624,361, compared to $42,452 for the nine months ended September 30, 2003.

Genetronics reported a net loss of $3.7 million, or $0.21 per share, for the third quarter compared to a net loss of $7.9 million, or $0.61 per share, for the third quarter of 2003. The net loss was $7.7 million, or $0.44 per share, for the nine months ended September 30, 2004, compared to a net loss of $9.1 million, or $0.72 per share, for the nine months ended September 30, 2003.

Operating expenses totaled $3.9 million in the third quarter of 2004, compared to $1.7 million for the third quarter of 2003. Operating expenses were $8.1 million for the nine months ended September 30, 2004, compared to $4.9 million for the nine months ended September 30, 2003. Research and development expenses totaled $2.4 million in the third quarter of 2004, compared to $0.6 million in the third quarter of 2003. Research and development expenses totaled $4.0 million in the first nine months of 2004, compared to $1.5 million in the first nine months of 2003. General and administrative expenses totaled $1.6 million in the third quarter of 2004, compared to $1.1 million in the third quarter of 2003. General and administrative expenses totaled $4.3 million in the first nine months of 2004, compared to $3.3 million in the first nine months of 2003.

Cash, cash equivalents and short-term investments totaled $19.7 million at September 30, 2004.

“With pivotal accomplishments and resources established in the first half of the year, in the third quarter we invested significantly in advancing our head and neck cancer trials and preparing the launch of our European skin cancer study,” said Avtar Dhillon, MD, president and CEO. “During the next year, we aim to launch studies in additional indications and present ongoing clinical trial data at suitable venues, and we anticipate the launch of the first gene therapy/DNA vaccine clinical trials using electroporation.”

Genetronics’ Third Quarter Highlights

•	Appointed Riaz Bandali to the Board of Directors.

•	Hired Dr. Walter Singleton as VP Clinical & Regulatory Affairs. Dr. Singleton has over 25 years experience managing preclinical and clinical drug development programs.

•	Shareholders approved and the Company implemented a 1:4 reverse split of Genetronics’ common stock.

•	Directors and senior management acquired approximately $150,000 of Genetronics stock through the purchase of Series C preferred shares and common shares in the open market.

•	Presented results from a study of clinical utility of electroporation-mediated DNA delivery without anesthesia showing that this method is safe and tolerable.

About Genetronics Biomedical Corporation
Genetronics Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. The company is moving its lead product, the MedPulser® Electroporation Therapy System, through pre-sales studies for head and neck as well as skin cancers in Europe, where it has CE Mark accreditation, and a U.S. Phase III pivotal study for recurrent head and neck cancer. Merck, Vical, Chiron, the US Navy and other partners are also employing Genetronics’ electroporation technology, which facilitates local delivery of drugs and nucleic acids, in their development of novel DNA vaccines and gene therapies. Genetronics is a leader in the application of electroporation for human therapies, with over 240 patents worldwide that are issued, allowed or pending. More information can be obtained at www.genetronics.com.

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This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report on Form 10-K for the 12-month period ended December 31, 2003, and the Form 10-Q for the 3-month period ended September 30, 2004, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market licensed products. The American Stock Exchange has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

GENETRONICS BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,740,332	$13,460,446
Receivables, net	351,210	175,000
Prepaid expenses and other	111,942	116,526

Total current assets	20,203,484	13,751,972
Fixed assets, net	169,826	175,902
Patents and other assets, net	2,253,477	2,301,116
Total assets	$22,626,787	$16,228,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$377,525	$293,630
Accrued expenses	1,824,354	534,025
Deferred revenue	1,071,697	331,164

Total current liabilities	3,273,576	1,158,819
Deferred rent	4,097	22,536

Total liabilities	3,277,673	1,181,355

Stockholders’ equity
Preferred stock	2	1
Common stock	17,974	63,682
Additional paid in capital	103,225,610	91,185,936
Accumulated deficit	(83,894,472)	(76,201,984)

Total stockholders’ equity	19,349,114	15,047,635

Total liabilities and stockholders’ equity	$22,626,787	$16,228,990

GENETRONICS BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUE
License fee and milestone payments	$84,804	$1,471	$125,380	$4,412
Revenue under collaborative research and development arrangements	370,353	20,840	498,981	38,040

Total revenue	455,157	22,311	624,361	42,452

EXPENSES
Research and development	2,387,291	643,433	3,962,593	1,548,401
General and administrative	1,609,828	1,076,320	4,285,587	3,319,345
Interest income, net	(76,865)	(17,129)	(155,097)	(2,452)

Total expenses	3,920,254	1,702,624	8,093,083	4,865,294

Loss from continuing operations	(3,465,097)	(1,680,313)	(7,468,722)	(4,822,842)
Discontinued operations:
Gain on disposal and other, net	33,347	—	290,209	2,034,078
Loss from operations	—	—	—	(110,740)

Net loss	(3,431,750)	(1,680,313)	(7,178,513)	(2,899,504)
Imputed and declared dividends on preferred stock	(238,911)	(6,248,261)	(513,975)	(6,248,261)

Net loss attributable to common stockholders	$(3,670,661)	$(7,928,574)	$(7,692,488)	$(9,147,765)

Amounts per common share – basic and diluted:
Loss from continuing operations	$(0.20)	$(0.13)	$(0.43)	$(0.38)
Income from discontinued operations	—	—	0.02	0.15
Imputed and declared dividends on preferred stock	(0.01)	(0.48)	(0.03)	(0.49)
Net loss per common share	$(0.21)	$(0.61)	$(0.44)	$(0.72)

Weighted average number of common shares — basic and diluted	17,813,659	12,895,325	17,382,656	12,708,215